Exhibit 10.1

LETTER OF INTENT

THIS LETTER OF INTENT (the “LOI”), is entered into by and,

BETWEEN: STANDARD CAPITAL CORPORATION, a Delaware corporation having an office at 557 M. Almeda Street, Metro Manila, Philippines

                         (“COMPANY”)

AND:	PLURES TECHNOLOGIES, INC., a Delaware corporation having an office at 4070 West Lake Road Canandaigua, New York 14424, USA

                          (“PLURES”)

BACKGROUND AND PURPOSE

WHEREAS, the Company is a publicly traded company on the United States over-the-counter (“OTC”) bulletin board securities market under the symbol “SNDC.”

WHEREAS, Plures is a business development company specializing in creating and acquiring high-potential innovations using a market-need, business-value, technology-feasibility screening process, and Plures has entered into an acquisition agreement to acquire a MEMS technology product manufacturing company (“MemsCo”) which pioneered the field of magnetic-based sensor manufacturing technology which is often referred to as “spintronics.”

WHEREAS, the Company and Plures desire to enter into a reverse acquisition transaction whereby the Company will acquire all of the shares of outstanding capital stock of Plures in exchange for the issuance of a controlling ownership interest in the Company to the stockholders of Plures.

AGREEMENT

NOW, THEREFORE,  in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Except for the provisions in Paragraphs 1 and Paragraphs 8, 9, 10, 13 and 14, this proposal is expressly intended to be non-binding and subject to the satisfactory completion of due diligence and the negotiation of a mutually acceptable definitive agreement between the Company and Plures with regard to this transaction.

2.
The Company and Plures agree that they will use best efforts to enter into a definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-5 of this LOI within twenty (20) days from the date of execution of this LOI (the “Definitive Agreement”).

3.
Upon the completion of the conditions set forth in Paragraph 4 below, and the accuracy of the parties’ representations and warranties and performance of applicable covenants in the Definitive Agreement, the Company will acquire all of the issued and outstanding capital stock of Plures (through a reverse acquisition transaction) in exchange for the issuance to the Plures stockholders of 42,500,000 shares of common stock of the Company  (the “Exchange”).  Upon Closing, Plures shall become a wholly-owned subsidiary of the Company.

4.
The closing of the Exchange (the “Closing”) shall occur on or before thirty (30) days from completion of (a) Plures’ audit of its financial statements and those of MemsCo, as required to be reported pursuant to the Securities Exchange Act of 1934, as amended, (b) the sale through a private placement of between 3,000,000 and 3,500,000 new shares of capital stock of the Company at $0.50 per share for gross proceeds of between $1,500,000 and $1,750,000 (the “Financing”), (c) the satisfaction of all liabilities of the Company, and (d) the Plures’ acquisition of MemsCo.  Immediately prior to the Closing, the Company will have between 10,500,000 and 11,000,000 shares issued and outstanding, including those issued in the Financing.

5.	The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions for transactions of this nature.

6.
Upon execution of the Definitive Agreement, the Company shall use best efforts to consummate the Financing.  It is the intent of the parties that funds raised in the Financing shall be advanced to Plures in order for Plures to consummate the acquisition of MemsCo.  The parties shall negotiate in good faith definitive agreements to allow for such advance, including a security interest in the assets of MemsCo.

7.	The Company represents that it has timely filed all necessary periodic reports with the Securities Exchange Commission as required under the Securities Exchange Act of 1934, as amended.

8.
No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior consent of the other parties, which shall not be unreasonably withheld, or except as required by relevant securities laws; provided, however, each party may issue press releases in the ordinary course of business.

9.
Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and Plures and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934, as amended.

10.
This LOI shall be construed in accordance with, and governed by, the laws of the State of Delaware, and each party separately and unconditionally subjects itself to the jurisdiction of any court of competent authority in the State of Delaware, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

11.
The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

12.	All references to currency in this LOI are references to the lawful currency of the United States of America.

13.
This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

14.
The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

DATED EFFECTIVE: 3/15/11

STANDARD CAPITAL CORPORATION

/s/ Alexander B. Magallano_______________
Name: Alexander B. Magallano
Title: CEO

PLURES TECHNOLOGIES, INC.

/s/ David R. Smith_______________________
Name: David R. Smith
Title: CEO